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                           Exhibit 5 and Exhibit 23.1



                                October 25, 1995


SL Industries, Inc.
520 Fellowship Road, Suite 306-C
Mt. Laurel, NJ  08054

         RE:     SL INDUSTRIES, INC.
                 NON-EMPLOYEE DIRECTOR NON-QUALIFIED STOCK OPTION PLAN

Gentlemen:

         We have acted as counsel to SL Industries, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to the registration of 250,000 shares (the "Shares") of the Company's Common Stock, par value $0.20 per share (the "Common Stock"), underlying stock options (the "Options") granted under the Company's Non-Employee Director Non-Qualified Stock Option Plan (the "Plan").

         In that connection, we have examined all such corporate records of the Company, and such other instruments, certified by public officials or officers of the Company, and other documents as we deemed necessary as a basis for the opinion hereinafter expressed. We have assumed the genuineness of all signatures on, and the authenticity of, all documents so examined and the conformity to original documents of all documents submitted to us as copies.
We have also assumed that: (i) all Shares issued upon the exercise of Options will be issued only upon receipt by the Company of the consideration required under the Plan and that no Shares will be issued except upon payment to the Company in cash of no less than the amount of consideration determined to constitute capital under the New Jersey Business Corporation Act, but in no event less than $.20 per share; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company will have been taken; and (iii) at the time of exercise of the Options, a sufficient number of authorized shares of Common Stock shall be available and reserved for issuance thereunder.

         Based upon and subject to the foregoing, we are of the opinion that the Shares will be, if and when issued upon exercise of the Options and paid for in accordance with the terms and conditions of the Plan, legally issued, fully paid and non-assessable.
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         The foregoing opinion is delivered to you in connection with the
Registration Statement, and may not be relied upon by any other person or for any other purpose.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,

                                     EARP, COHN, LEONE & PENDERY


                                     By:/Susan E. Pendery                /
                                        ----------------------------------
                                         Susan E. Pendery


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